UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 3, 2017 (May 2, 2017)
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2500 Bee Cave Road, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
Mark Ashby, Chief Financial Officer (principal financial officer), will leave EZCORP, effective May 8, 2017. This move is part of the company’s continuing efforts to align its corporate organizational and expense structure with its more simplified business model. Mr. Ashby’s departure is not the result of any issue or concern with the company’s accounting, financial reporting or internal control over financial reporting, nor the result of Mr. Ashby’s contributions or performance while at the company.

In connection with Mr. Ashby’s departure, the company and Mr. Ashby have entered into a Separation Agreement and Release (the “Separation Agreement”), a copy of which is attached as Exhibit 99.1. Pursuant to the Separation Agreement, Mr. Ashby will receive the following severance benefits:

•	A severance payment equal to one year’s base salary ($700,000), consistent with the offer letter that the company and Mr. Ashby agreed to at the commencement of his employment;

•	Accelerated vesting of 4,667 shares of restricted stock that were otherwise scheduled to vest on September 30, 2017;

•
Retention of 63,029 (out of 113,452) restricted stock units that are scheduled to vest on September 30, 2018, with the vesting of the retained units remaining subject to the attainment of the applicable performance goals at the vesting date;

•	Accelerated vesting of Supplemental Executive Retirement Plan (SERP) account balance (approximately $140,000); and

•	Payment or reimbursement of the costs of moving Mr. Ashby and his family back to Australia.
In the Separation Agreement, Mr. Ashby provided a general release of claims against the company and affirmed certain noncompetition and nonsolicitation obligations to which he is subject for a period of one year following his termination of employment. The Separation Agreement, which was approved by the Compensation Committee of the company’s board of directors, was executed by the company and Mr. Ashby on May 2, 2017.

(c)
Daniel M. Chism has been appointed Chief Financial Officer (principal financial officer), effective May 9, 2017. Mr. Chism, age 49, has over 20 years of accounting, finance and business experience in the pawn industry, with 12 of those years at EZCORP. He served as EZCORP’s Controller from August 1999 to October 2009, when he was promoted to Vice President, Finance and Chief Accounting Officer. He served in that position for two years until he left the company in October 2011. After leaving the company, Mr. Chism co-founded, and has been serving as Executive Vice President and Chief Financial Officer of, Cash Solutions Centers, LLC, a privately-held owner and operator of pawnshops and financial services stores. From May 2015 to July 2016, Mr. Chism also served as Executive Vice President - Chief Financial Officer of Gatsby Investments, LLC, a privately-held holding company, as well as Chief Financial Officer to two consumer products companies in the Gatsby Investments portfolio. Mr. Chism began his professional career at Ernst & Young, where he served as Audit Manager on EZCORP’s account. He holds a Bachelor of Business Administration degree in Accounting and a Master in Professional Accounting degree from the University of Texas at Austin, and is a Certified Public Accountant and a Chartered Global Management Accountant.

Under the terms of his employment, Mr. Chism will receive an annual salary of $450,000, a target short-term incentive bonus of 80% of base salary, and (commencing in fiscal 2018) an annual long-term incentive award with a grant date value of 60% of base salary. Mr. Chism will also be eligible for other benefits typically provided to the company’s executive officers. These benefits include a severance plan that provides for a severance payment of one year’s base salary if the company terminates Mr. Chism’s employment without cause.
As noted above, Mr. Chism, through Cash Solutions Centers, LLC, has an interest in two existing pawnshops. The company and Mr. Chism are currently discussing the potential acquisition of assets related to those pawnshops. Any such transaction will be subject to review and approval by the Audit Committee of the company’s board of directors pursuant to the company’s Policy for Review and Evaluation of Related Party Transactions.

Item 9.01 — Financial Statements and Exhibits

(d)	Exhibits.

99.1	Separation Agreement, dated May 2, 2017, between the Company and Mark Ashby
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	May 3, 2017	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Separation Agreement, dated May 2, 2017, between the Company and Mark Ashby